EXHIBIT 10.1
FORM OF
CHANGE-OF-CONTROL
EMPLOYMENT SECURITY AGREEMENT AND NON-COMPETE
          AGREEMENT, by and between John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”), dated as of the [•] day of [•], 20[•] (this “Agreement”).
          The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company and the Affiliated Companies currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Effect of Agreement.
          (a) Unless and until there occurs, during the Term of this Agreement, either a Change in Control or a termination of the Executive’s employment in anticipation of a Change in Control as contemplated by Section 3(d): (i) Sections 2, 3 and 4 of this Agreement shall have no effect and shall not give rise to any rights of the Executive, and (ii) upon any termination of the Executive’s employment, the Executive shall have no further rights under this Agreement. Except as specifically provided for in Section 1(a)(i), the other provisions of this Agreement, including Section 8, shall be effective as of the date first written above.
          (b) From and after the first date during the Term of this Agreement on which a Change in Control occurs, this Agreement shall supersede any Employment Agreement, but except as expressly provided for herein, shall have no effect on any Other Agreement or Other Plan; provided, that any confidentiality and non-competition provisions in any Employment Agreement shall continue in full force and effect.
          (c) This Agreement does not alter the Executive’s status as an “at will” employee of the Company. The Executive may terminate his or her employment with the Company at any time, and the Company retains the right to terminate the Executive’s employment without notice, at any time, for any reason or no reason. Rather, this Agreement solely prescribes the terms and conditions under which separation payments and benefits shall be provided to the Executive in the event of termination of the Executive during the Protected Period as set forth in Section 4 below.

2. Terms of Employment. This Section 2 sets forth the terms and conditions of Executive’s employment, if any, by the Company during the period (the “Protected Period”) beginning on the first day during the Term of this Agreement on which a Change in Control occurs and ending on the second anniversary of that date, or such earlier date as the Executive’s employment terminates as contemplated by Section 3.
          (a) Position and Duties.
(i)	During the Protected Period, (A) there shall be no material diminution of (x) the Executive’s authority, duties or responsibilities; (y) the authority, duties or responsibilities of the individual or group to whom the Executive reports; or (z) the Executive’s budgetary authority, in each case as in effect immediately prior to the Change in Control (without limiting the generality of the foregoing, for the purposes of this clause (A) a material diminution will be deemed to have occurred if the Executive does not maintain substantially the same or greater authority, duties or responsibilities with the ultimate parent corporation of a controlled group of corporations of which the Company is a member upon consummation of the transaction or transactions constituting the Change in Control), (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the date of the Change in Control or any office or location less than 50 miles from such office, unless the Executive is on international assignment on the date of the Change in Control and is relocated as a result of the Executive’s being repatriated, and (C) the Executive shall not be required to travel on Company or Affiliated Company business to a substantially greater extent than required immediately before the Change in Control.

(ii)	During the Protected Period, the Executive agrees to devote reasonable attention and time during normal business hours (except when on authorized vacation, holidays or sick leave) to the business and affairs of the Company and the Affiliated Companies, and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that the Executive may (A) serve on corporate, civic or charitable boards and committees, (B) deliver lectures, fulfill speaking engagements and teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; and provided, further, that to the extent that any such activities have been conducted by the Executive before the date of the Change in Control, the continued conduct of such activities or other activities similar in nature and scope thereto after the date of the Change in Control shall not be deemed to interfere with the performance of the Executive’s responsibilities to the Company and the Affiliated Companies.

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          (b) Compensation.
(i)	Base Salary. During the Protected Period, the Executive shall receive a base salary (the “Base Salary”), the annual amount of which (the “Annual Base Salary Amount”) shall, subject to Section 2(b)(i)(B), be at least equal to the Executive’s annual base salary in effect immediately prior to the Change in Control. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Protected Period, the Annual Base Salary Amount (A) shall be reviewed for possible increase at least annually, beginning no more than 12 months after the last such annual review prior to the date of the Change in Control and (B) may be reduced as part of an overall cost reduction program that affects all senior executives of the Company and Affiliated Companies and does not disproportionately affect the Executive. Any increase in the Annual Base Salary Amount shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Except as provided for in Section 2(b)(i)(B), the Annual Base Salary Amount shall not be reduced after any such increase and the term “Annual Base Salary Amount” shall refer to Annual Base Salary Amount as so increased or decreased pursuant to this Section 2(b)(i).

(ii)	Incentive Programs. During the Protected Period, the Executive shall be entitled to participate in all of the Company’s and the Affiliated Companies’ short-term and long-term incentive plans, practices, policies and programs (whether cash or stock-based), to the extent they are generally applicable to executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies to the Executive under such plans, practices, policies and programs as in effect at any time during the one year period immediately preceding the date of the Change in Control.

(iii)	Savings and Retirement Plans. During the Protected Period, the Executive shall be entitled to participate in all of the Company’s and the Affiliated Companies’ savings and retirement plans, practices, policies and programs, to the extent they are generally applicable to executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies to the Executive under such plans, practices, policies and programs as in effect at any time during the one year period immediately preceding the date of the Change in Control.

(iv)	Welfare Benefit Plans. During the Protected Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for

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participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent generally applicable to executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the one year period immediately preceding the date of the Change in Control.

(v)	Expenses. During the Protected Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the one year period immediately preceding the date of the Change in Control.

(vi)	Vacation. During the Protected Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the one year period immediately preceding the date of the Change in Control.
3. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Protected Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Protected Period, it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that the Executive shall not have returned to full-time performance of the Executive’s duties prior to the 30th day after receipt of such notice.
          (b) By the Company. The Company may terminate the Executive’s employment during the Protected Period for Cause or without Cause. The termination of the Executive’s employment shall not be deemed to be for Cause, unless and until (i) the Company gives notice to the Executive of the existence of the event or condition constituting “Cause” and (ii) the Executive fails to cure such event or condition within 30 days after receiving such notice.
          (c) By the Executive. The Executive may terminate employment during the Protected Period for Good Reason or without Good Reason. The termination of the Executive’s employment by the Executive shall not be deemed to be for “Good Reason” unless and until (i) the Executive gives written notice to the Company of the existence of the event or condition constituting “Good Reason” within 90 days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within 30 days after receiving such notice, and (iii) the Executive’s

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“separation from service” within the meaning of Section 409A of the Code occurs within 30 days of the end of the 30 day cure period, but in no event later than the last day of the Protected Period and, in all events, not later than two years after such event or condition initially occurs or exists.
          (d) Termination in Anticipation of a Change in Control. Anything in this Agreement to the contrary notwithstanding, if (i) a Change in Control occurs, (ii) the Executive’s employment with the Company is terminated by the Company before the Change in Control occurs in a manner and under circumstances that would be considered a termination by the Company without Cause if it had occurred during the Protected Period, and (iii) such termination of employment was made within one year at the request or suggestion of a third party that had taken steps reasonably calculated to effect the Change in Control, then such termination shall be treated under Section 4 of this Agreement as a termination by the Company without Cause during the Protected Period, except that the date of the actual Change in Control shall be treated as the Executive’s Date of Termination.
          (e) Notice, Date and Effect of Termination. Any termination of the Executive’s employment by the Company pursuant to Section 3(b) or the Executive pursuant to Section 3(c) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b), after satisfaction of the procedural requirements of Section 3(b) or 3(c) to the extent applicable. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder. If the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason or without Good Reason, the termination shall be effective as of the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (but not later than 30 days after the giving of such notice or as otherwise provided with respect to a Good Reason termination), as the case may be. If the Executive’s employment is terminated by the Company other than for Cause or Disability, the termination shall be effective as of the date on which the Company notifies the Executive of such termination. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 3(e) constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
4. Obligations of the Company upon Termination.
     (a) Termination for Death, Disability, Cause or Other than for Good Reason. If, during the Protected Period, the Executive’s employment is terminated as a result of death, the Company terminates the Executive for Disability or for Cause, or the Executive terminates employment other than for Good Reason, then the Company shall pay to the Executive the sum of the following amounts, to the extent not previously paid to the Executive (the “Accrued Obligations”): (i) the unpaid amount, if any, of Base Salary through the Date of Termination; (ii) the amount of any substantiated but previously unreimbursed business expenses incurred prior to the Date of Termination, (iii) any Other Benefits; and (iv) to the extent required by applicable law any accrued pay in lieu of unused vacation.

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     (b) Other than for Cause, Death or Disability; Good Reason. If, during the Protected Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason, the Company will pay to the Executive the Accrued Obligations, and, if the Executive executes and delivers to the Company a separation agreement and general release of all claims in the form attached hereto as Exhibit A (the “Release”) not later than the Release Deadline, the Company shall make the payments and provide the benefits described below.
(i)	The Company shall pay to the Executive, in a lump sum in cash at the end of the 30 day period following the Date of Termination the sum of (A) the Annual Base Salary Amount and (B) the Executive’s targeted annual award under the Amended and Restated John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan, or any successor incentive compensation plan (the “SVA Plan”) as in effect immediately prior to the Change in Control.

(ii)	Notwithstanding any provision in an Other Plan to the contrary, the Company shall pay to the Executive a cash amount equal to the sum of (A) any annual short-term or long-term cash based incentive bonus, including any bonus pursuant to the SVA Plan, which has been allocated or awarded to such Executive for the fiscal year (or other measuring period used in such Other Plan) prior to the fiscal year (or other measuring period used in such Other Plan) in which the Date of Termination occurred, to the extent unpaid plus (B) a pro rata portion to the date of the Date of Termination of the aggregate value of all incentive compensation awarded to the Executive under the Company’s short-term or long-term cash based incentive programs, including any bonus pursuant to the SVA Plan, for the fiscal year (or other measuring period used in such Other Plan) in which the Date of Termination occurred, calculated as if all conditions for receiving the targeted annual award amount with respect to all such awards had been met.

(iii)	The Company shall provide the Executive with career transition services, in accordance with its normal practice for its most senior executives, as in effect before the date of the Change in Control, from the career transition service firm or firms with which the Company and the Affiliated Companies have contracted as of the Date of Termination or thereafter; provided, that to the extent such career transition services begin before the Executive executes the Release, they shall end as of the Release Deadline if the Executive fails to execute and deliver the Release to the Company by the Release Deadline; and provided, further, that in any event such career transition services shall not be provided beyond the end of the first calendar year after the calendar year in which the Date of Termination occurs.

(iv)	During the Severance Period, the Executive and his or her dependents and spouse shall be entitled to elect to receive health coverage required by the

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Consolidated Omnibus Budget Reconciliation Act of 1985 at employee rates.

(v)	The Company agrees that all outstanding unvested stock options, restricted stock, restricted stock units, performance shares and stock appreciation rights previously granted to Executive under any Company equity plan (“Company Equity Plan”) (including any stock options, restricted stock, restricted stock units, performance shares and stock appreciation rights assumed by the Company in connection with its acquisition of another entity) shall immediately be 100% vested upon the Executive’s Date of Termination. The Executive shall be entitled to exercise any stock options or stock appreciation rights until the expiration of three months following the Date of Termination (or until such later date as may be applicable under the terms of the award agreement governing the stock option or stock appreciation right upon termination of employment), subject to the maximum full term of the stock option or stock appreciation right; provided, however, that if the Change in Control is not considered a change in control pursuant to Section 409A of the Code, then any award subject to Section 409A of the Code shall vest but will not be payable until the earlier of a change of control pursuant to Section 409A of the Code or the date such award would have otherwise been paid if no Change in Control had occurred.
5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any Other Plan for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any Other Agreement. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any Other Plan or any Other Agreement shall be payable in accordance with such Other Plan or Other Agreement, except as explicitly modified by this Agreement, including Section 4(b)(v). Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(b), the Executive shall not be treated as having any additional years of service or age for purposes of any Other Plan or Other Agreement by virtue of receiving such payments and benefits, unless such Other Plan or Other Agreement specifically so provides.
6. Full Settlement; Legal Fees. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, subject to Section 8, such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company agrees to pay as incurred, within 10 days following the Company’s receipt of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur, at any time from the date of this Agreement through the Executive’s remaining lifetime, as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the rate equal to the prime rate as reported in the Wall Street Journal, compounded quarterly; provided, that the

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Executive shall submit an invoice for such fees and expenses promptly (but in no event later than 90 days after such fees are incurred); provided, further, that the Executive shall repay any such fees and expenses (and no additional reimbursements shall be made) (a) if there is a specific judicial finding that the Executive’s request to litigate was frivolous, unreasonable or without foundation or (b) if it has been finally determined that the Executive’s termination of employment for Cause was proper, that the Executive terminated his employment without Good Reason, or that Executive breached any of the covenants in Section 8; provided, further, that the Company’s obligations to Executive pursuant to this Section 6 will be limited to, and will not exceed, $50,000.00. The Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. If it is has been finally determined that Executive breached any of the covenants in Section 8, then Executive shall be responsible for all legal fees and expenses that the Company may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, Section 8 of this Agreement.
7. Adjustment in Payments.
     (a) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with Executive’s termination of employment or contingent upon a Change in Control of the Company pursuant to any Other Plan or Other Agreement (the “Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined as provided below, and provided, that if Executive’s Payment is, when calculated on a net-after-tax basis (taking into account the Excise Tax as well as other applicable federal, state and local income taxes), less than 100% of the net-after tax amount (taking into account applicable federal, state and local income taxes) of the Payment which could be paid to Executive under Section 280G of the Code without causing the imposition of the Excise Tax, then the Payment shall be limited to the largest amount payable without resulting in the imposition of any Excise Tax (such amount, the “Capped Amount”).
     (b) For purposes of determining the Capped Amount, whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (i) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors and reasonably acceptable to Executive (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) hereof), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amounts compared in the proviso of Section 7(a) above, Executive shall be deemed to pay federal

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income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
     (c) If the Tax Counsel determines that any Excise Tax is payable by Executive and that the criteria for reducing the Payments to the Capped Amount (as described in Section 7(a) above) is met, then the Company shall reduce the Payments by the amount which, based on the Tax Counsel’s determination and calculations, would provide Executive with the Capped Amount, and pay to Executive such reduced Payments. If the Tax Counsel determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return.
8.	Confidential Information; Cooperation; Non-Disparagement; Non-solicit; Non-compete. In consideration of the amounts which may become payable pursuant to this Agreement, Executive agrees to be bound by each of the covenants of this Section 8 during and following the termination of Executive’s employment, whether such termination is by the Company or by Executive, with or without Cause or Good Reason, and whether or not in anticipation of or following a Change in Control. Executive acknowledges that the covenants contained within this Section 8 are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, the Company would not have entered into this Agreement to provide for payments under this Agreement. The allocation of payments under this Agreement shall be made with respect to the covenants of this Section 8 at such time(s) an allocation would be deemed to be appropriate. If any provision of this Section 8 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, stop making any additional payments hereunder to Executive and apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). The Executive agrees that he or she shall comply with the following covenants:
(a) Confidentiality and Non-Disparagement.
(i)	The Executive shall, both during and after employment by the Company, protect the confidential, trade secret and/or proprietary character of all Confidential Information. The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as

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confidential or trade secret information, except as may be necessary for the performance of the Executive’s duties with the Company and the Affiliated Companies. Each of the Executive’s obligations in this Section 8 shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive’s employment from others with whom the Company or any Affiliated Company has a business relationship. The Executive understands that the Executive is not to disclose to the Company or any Affiliated Company, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of the Executive’s former employers. The Executive shall promptly deliver to the Company, at the termination of the Executive’s employment, or at any other time at the Company’s request, without retaining any electronic or other copies, all documents and other material including data in electronic form, in the Executive’s possession relating, directly or indirectly, to any Confidential Information. Any Confidential Information that cannot be returned (such as oral Confidential Information) shall remain confidential and subject to the terms of this Agreement.

(ii)	The Executive shall, both during and after employment by the Company, refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about the Company or any Affiliated Company or any of their respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory, or which may reasonably expected to tend to injure the reputation or business of the Company or any Affiliated Company or any of their respective officers, directors, employees, agents, representatives, products, or practices; provided, that such restriction shall not limit the Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process.
     (b) Non-Competition. During the term of Executive’s employment and during the 12 month period immediately following the date of any termination of Executive’s employment with the Company, Executive shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant or otherwise, with any partnership, corporation or other entity that competes with the business of the Company or any of its Affiliated Companies, which business shall include, but not be limited to, processing, purchasing, marketing and co-packing tree nuts and peanuts and other snacks and snack products as well as any future business endeavors the Company or the Affiliated Companies undertake. This Section 8(b) shall not be deemed to restrict Executive’s association with any enterprise that conducts business related to the business of the Company and business unrelated to the business of the Company for so long as the Executive’s role whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business.
     (c) Non Solicitation. During the term of Executive’s employment and during the 12 month period immediately following the date of any termination of Executive’s employment with the Company, Executive shall not directly or indirectly employ or seek to employ, or solicit or contact or encourage or cause others to solicit or contact with a view to engage or employ, any person who is or was an employee of the Company at the time of the Executive’s Date of

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Termination or at any time during the twelve-month period preceding such date. This Section 8(c) shall not be deemed to be violated solely by (i) placing an advertisement or other general solicitation or (ii) serving as a reference.
     (d) Further Assurance. Executive shall cooperate with and provide assistance to the Company and the Affiliated Companies at any time and in any manner reasonably required by the Company, the Affiliated Companies or their respective counsel in connection with any litigation or other legal process affecting the Company or the Affiliated Companies, or in answering questions concerning any other matter, in which the Executive was involved or had knowledge of during the course of his or her employment (other than any dispute between the Executive and the Company concerning this Agreement); provided, (i) the Company shall have provided the Executive with advance written notice of the request to cooperate and/or assist, (ii) the Company shall reimburse the Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after the Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided, that prior to reimbursement the Executive first delivers a written undertaking to the Company to repay all such attorneys’ fees and costs and expenses paid to the Executive prior to the final disposition of the litigation or other legal process affecting the Company if it ultimately be determined by final judicial decision from which there is no further right to appeal that the Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses, and (iii) that after the termination of employment for any reason, such cooperation and assistance shall not require the Executive to forgo or significantly interrupt any professional or personal commitment that he or she reasonably deems significant or to take any action that, in his or her reasonable judgment, could impair his or her ability to perform the responsibilities of or could jeopardize the continuation of his or her then current employment or self-employment.
9. Successors.
     (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 9(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.
     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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10. Recovery or Offset of Payments; Compensation Recovery.
     (a) Subject to Section 10(b) and Section 8, unless and to the extent the Executive consents in writing, neither the Company nor any Affiliated Company shall be entitled to recover from, or to apply an offset against, any payment or benefit due or provided under this Agreement in order to recover any amount for which the Executive may be liable or for any other reason (other than any amount for which the Executive may be liable under the terms of this Agreement, including, without limitation, by reason of Section 7 or 8 herein); provided, however, that this Section 10 shall not restrict or prohibit the Company or the Affiliated Companies from withholding payments in the event of a breach by Executive of the covenants in Section 8 and any amount from payments or benefits due or provided hereunder to the extent required by law, including, but not limited to, any Taxes required to be withheld under federal, state, or local law.
     (b) Without limiting any other provision of this Agreement, any payments made hereunder shall be subject to any compensation recovery policy (i) of the Company (as may be implemented or amended from time to time, and including any successor or replacement policy or standard) to the extent applicable or (ii) imposed by law or the stock exchange on which the Company’s securities are listed.
11. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement that is specifically identified as an amendment of this Agreement and executed by the Executive and by an authorized officer of the Company in a single instrument. This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code, to the extent applicable, and shall be administered and interpreted accordingly.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
[•]
If to the Company:
1703 North Randall Road
Elgin, Illinois 60123
Attention: Chief Financial Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) The Agreement is intended to comply with Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Each payment under the Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefit payments under the Agreement are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). Notwithstanding anything in the Agreement to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Section 409A of the Code) and would be entitled to a payment during the six-month period beginning on the Executive’s Date of Termination that is not otherwise excluded under Section 409A of the Code under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, to the extent required to comply with Section 409A of the Code, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s Date of Termination or the Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of termination. The Company may amend the Agreement to the minimum extent necessary to satisfy the applicable provisions of Section 409A of the Code.
12. Certain Definitions. The following terms shall have the meanings set forth below for purposes of this Agreement.
“Accrued Obligations” has the meaning set forth in Section 4(a).
“Affiliated Company” means any company controlled by the Company.
“Agreement” has the meaning set forth in the first paragraph of the Agreement.
“Annual Base Salary Amount” has the meaning set forth in Section 2(b)(i).
“Base Salary” has the meaning set forth in Section 2(b)(i).
“Board” has the meaning set forth in the second paragraph of this Agreement.
“Capped Amount” has the meaning set forth in Section 7(a).

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“Cause” means, (a) the breach by the Executive of any Employment Agreement, Other Agreement or this Agreement, including Section 2(a)(ii) (except as a result of the Executive’s incapacity due to physical or mental illness or injury, or following the Executive’s delivery of a Notice of Termination for Good Reason), (b) the Executive engaging in a business that competes with the Company or an Affiliated Company, (c) the Executive disclosing business secrets, trade secrets or Confidential Information of the Company or an Affiliated Company to any party, (d) dishonesty, misconduct, fraud or disloyalty by the Executive, (e) misappropriation of corporate funds, or (f) such other conduct by the Executive of an incompetent, insubordinate, immoral or criminal nature as to have rendered the continued employment of the Executive incompatible with the best interests of the Company or any Affiliated Company.
“Change in Control” means the first date on which one of the following events occurs:
     (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;
     (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets;
     (c) a change in the composition of the Board, as a result of which fewer than one-half of the directors following such change in composition of the Board are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “Original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were still in office at the time of the election or nomination and (B) the directors whose election or nomination was previously approved pursuant to this Clause (ii); or
     (d) any transaction as a result of which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, or any group that is controlled by Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the voting securities of the Company representing at least 30% of the total voting power of the Company (with respect to all matters other than the election of directors) represented by the Company’s then outstanding voting securities. For purposes of this Clause (d), the term “transaction” shall include any conversion of the Class A Stock, whether or not such conversion occurs in connection with a sale, transfer or other disposition of such Class A Stock.
For purposes of this definition, (i) the term “person” shall exclude: (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliated Company; and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock (it being understood that for purposes of subsequently determining whether a Change in Control has occurred, all references to the “Company” in the definition of Change in Control shall be deemed

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to be references to the Company and/or such corporation, as applicable); (ii) the term “group” shall exclude any group controlled by any person identified in Clause (i)(A) above and (iii) the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative thereto.
Except as otherwise determined by the Compensation Committee of the Company, any spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control of the Company.
“Class A Stock” means the Class A Common Stock, $.01 par value per share, of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such Common Stock shall thereafter be exchanged by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.
“Company” has the meaning set forth in the first paragraph of this Agreement, and shall include any successor to the Company pursuant to Section 9(c).
“Company Equity Plan” has the meaning set forth in Section 4(b)(v).
“Confidential Information” any proprietary or privileged information pertaining to the business of the Company or the Affiliated Companies obtained during the Executive’s employment by the Company, including but not limited to (a) information related to all relationships of the Company or the Affiliated Companies with its customers or clients which Executive would not, but for his or her relationship with the Company or the Affiliated Companies, have had contact with (collectively, “Customers”) (including the identities of the Company’s or Affiliated Companies’ primary contacts at such Customers), trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, trade secrets, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and Customers; and (c) information regarding the skills and compensation of other employees of the Company or the Affiliated Companies.
“Contract Payments” has the meaning set forth in Section 7(a).
“Date of Termination” means (a) if the Executive’s employment is terminated as a result of the Executive’s death or Disability, the date on which the Executive’s termination becomes effective pursuant to Section 3(a), and (b)otherwise, as defined in Section 3(d) or (e).
“Disability” means the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

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(b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (A) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Affiliated Company or, (B) if different, as may be defined for purposes of Section 409A of the Code.
“Employment Agreement” means any employment, severance, protection or similar agreement between the Executive and the Company or any of the Affiliated Companies that may hereafter be entered into.
“Executive” has the meaning set forth in the first paragraph of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 7(a).
“Good Reason” means the occurrence of any one or more of the following conditions without the prior written consent of the Executive: (a) any material failure by the Company to comply with any of the provisions of Section 2(a)(i) or Section 2(b); or (b) any failure by the Company to comply with and materially satisfy Section 9(c).
“Notice of Termination” means a written notice of the termination of the Executive’s employment that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (which shall be not earlier than the date such notice is given and not later than 30 days thereafter).
“Other Agreement” means any contract or agreement between the Company or any of the Affiliated Companies and the Executive, excluding any Employment Agreement and this Agreement.
“Other Benefits” means any amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any Other Plan or Other Agreement.
“Other Payments” has the meaning set forth in Section 7(a).
“Other Plan” means any plan, program, policy or practice provided by the Company or any of the Affiliated Companies, excluding this Agreement, any Employment Agreement and any Other Agreements, but including the SVA Plan and short-term or long-term incentive plans, practices, policies and programs (whether cash or stock-based).
“Payments” has the meaning set forth in Section 7(a).
“Permitted Holder” means:

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     (a) Jasper B. Sanfilippo (“Jasper”), Mathias A. Valentine, (“Mathias”), a spouse of Jasper, a spouse of Mathias, any lineal descendant of Jasper or any lineal descendant of Mathias (collectively referred to as the “Family Members”);
     (b) a legal representative of a deceased or disabled Family Member’s estate, provided that such legal representative is a Family Member;
     (c) a trustee of any trust of which all the beneficiaries (and any donees and appointees of any powers of appointment held thereunder) are Family Members and the trustee of which is a Family Member;
     (d) a custodian under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act for the exclusive benefit of a Family Member, provided that such custodian is a Family Member;
     (e) any corporation, partnership or other entity, provided that at least 75% of the equity interests in such entity (by vote and by value) are owned, either directly or indirectly, in the aggregate by Family Members;
     (f) any bank or other financial institution, solely as a bona fide pledgee of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee; or
     (g) any employee benefit plan, or trust or account held thereunder, or any savings or retirement account (including an individual retirement account), held for the exclusive benefit of a Family Member.
“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.
“Protected Period” has the meaning set forth in the first sentence of Section 2.
“Release” has the meaning set forth in Section 4(b).
“Release Deadline” means the date that is not more than 30 days after the Date of Termination.
“Severance Period” means the period of one year beginning on the Date of Termination.
“SVA Plan” has the meaning set forth in Section 4(b).
“Tax Counsel” has the meaning set forth in Section 7(b).
“Taxes” means all federal, state, local and foreign income, excise, social security and other taxes (other than the Excise Tax and any taxes, interest and penalties imposed pursuant to Section 409A of the Code) and any associated interest and penalties.
“Term of this Agreement” means the period beginning on the date of this Agreement and ending on the following February 1; provided, however, that beginning on that February 1, and on each

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February 1 thereafter, the Term of this Agreement shall be automatically extended so as to terminate on the first anniversary of such February 1, unless the Company shall give the Executive one year’s prior written notice that the Term of this Agreement shall not be so extended. If a Change in Control occurs during the then current Term, then notwithstanding the foregoing, the Term of this Agreement shall be automatically extended and shall not expire until the end of the Protected Period. Notwithstanding the foregoing, this Agreement shall terminate if Executive ceases to be an employee of the Company and its Affiliated Companies for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of the division, subsidiary or other business unit by which Executive is employed. The obligations in Section 8, 10, 11 and 12 shall survive any termination of this Agreement.
*   *   *   *

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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE JOHN B. SANFILIPPO & SON, INC.
By:
Its:

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EXHIBIT A
SEPARATION AGREEMENT
and
GENERAL RELEASE OF ALL CLAIMS1
          This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into as of [•] by and among [•] (the “Executive”) and John B. Sanfilippo & Son, Inc. (the “Company”), duly acting under authority of their officers and directors.
          WHEREAS, John B. Sanfilippo & Son, Inc. and the Executive have entered into a Change in Control Employment Security Agreement and Non-compete, dated as of [•](the “CIC Agreement”);
          WHEREAS, Executive’s employment with the Company will end effective as of [•];
          WHEREAS, in connection with Executive’s separation from employment, Executive is entitled to certain payments and other benefits under the CIC Agreement, so long as Executive executes and does not revoke this Agreement; and
          WHEREAS, the parties desire to fully and finally resolve any disputes, claims or controversies that have arisen or may arise with respect to Executive’s employment with and subsequent separation from the Company.
          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein and in the CIC Agreement, which Executive and the Company agree constitute good and valuable consideration, receipt of which is acknowledged, the parties stipulate and do mutually agree as follows:
1.	Release. In exchange for receiving the payments and benefits described in Section 4 of the CIC Agreement, Executive does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Company and the divisions, subsidiaries and affiliated companies of the Company, the officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), agents and heirs of each of the foregoing, and the predecessors, assigns and successors, past and present of each of the foregoing, and any persons, firms or corporations in privity with any of them (collectively, the “Company Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Executive has, had or could have asserted, known or unknown, at

[1]	To be revised if necessary or appropriate under any applicable law to effect a complete and total release of claims by the Executive as of the effective date of the Agreement.

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common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever from the beginning of the world to the date of execution of this Agreement, including, without limitation, (1) any and all claims for any additional severance pay, vacation pay, bonus or other compensation; (2) any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Illinois Human Rights Act; or under any other state, federal, local law or regulation or under the common law; and (3) any and all claims with respect to any event, matter, damage or injury arising out of his employment relationship with any Company Released Party, and/or the separation of such employment relationship, and/or with respect to any other event or matter.
The only exceptions to this Separation Agreement and General Release of All Claims are with respect to retirement benefits which may have accrued and vested as of the date of Executive’s employment termination, COBRA rights, enforcement of Executive’s rights under this Agreement and the CIC Agreement, and any claims under applicable workers’ compensation laws.
Nothing in this Agreement shall be construed to prohibit Executive from filing any future charge or complaint with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Executive’s right to engage in such conduct. Notwithstanding the foregoing, Executive waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency.

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2.	Confidential Information. Executive shall return to the Company all Company property and Confidential Information (as defined in the CIC Agreement) of any Company Released Party in Executive’s possession or control, including without limitation, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Executive received, had access to or had in his possession, prepared or helped prepare in connection with Executive’s employment with any Company Released Party, and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Executive acknowledges that in the course of employment with any one or more Company Released Party, Executive has acquired Confidential Information and that such Confidential Information has been disclosed to Executive in confidence and for his use only during and with respect to his employment with one or more of the Company Released Parties.

3.	Restrictive Covenants. Executive acknowledges and agrees that he has agreed to be bound by the confidentiality provision in the CIC Agreement following Executive’s separation of employment and the non-competition and non-solicitation covenants in the CIC Agreement for 12 months following Executive’s separation of employment.

4.	No Outstanding Claims. Executive declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against any Company Released Party arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency.

5.	No Reliance. Executive further declares and represents that no promise, inducement, or agreement not herein expressed has been made to him, that this Agreement contains the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

6.	No Admission. Executive understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any party hereto, and each of the parties denies any liability and agrees that nothing in this Agreement can or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce rights under the Agreement itself or under the CIC Agreement.

7.	Construction. Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

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8.	Consultation with Attorney. Executive acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Company to do so.

9.	Advance Notice. Executive further acknowledges that he has been provided twenty-one days to consider and accept this Agreement from the date it was first given to him, although Executive may accept it at any time within those twenty-one days.

10.	Revocation Right. Executive further understands that he has seven days after signing the Agreement to revoke it by delivering to [•], written notification of such revocation within the seven day period. If Executive does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it.

11.	Entire Agreement. Executive acknowledges that this Agreement sets forth the entire agreement between the parties with respect to the subject matters hereof and supersedes any and all prior agreements between the parties as to such matters, be they oral or in writing, and may not be changed, modified, or rescinded except in writing signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no force or effect.

12.	Acknowledgement. Executive acknowledges that he has carefully read this Agreement and understands all of its terms, including the full and final release of claims set forth above and enters into it voluntarily.
WITH EXECUTIVE’S SIGNATURE HEREUNDER, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR UNWRITTEN, NOT SET FORTH IN THIS AGREEMENT; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY HIS ATTORNEY; AND THAT EXECUTIVE HAS BEEN ENCOURAGED BY THE COMPANY TO DO SO.
EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT EXECUTIVE HAS 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO [•], AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF EXECUTIVE’S REVOCATION.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE JOHN B. SANFILIPPO & SON, INC.
By:
Its:

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